                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No.  ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                               KLEINERT'S INC
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                        E. GERALD REISENBACK, Secretary
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                               KLEINERT'S, INC.

                         MEETINGHOUSE BUSINESS CENTER
                            120 W. GERMANTOWN PIKE
                     PLYMOUTH MEETING, PENNSYLVANIA 19462

                                    ------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD April 18, 1996

                                    ------

The annual meeting of shareholders of Kleinert's, Inc. (the "Company") will be held at 10:00 a.m. on April 18, 1996 at the Locust Club of Philadelphia, 1614 Locust Street, Philadelphia, Pennsylvania 19103, for the following purposes:

   1. To elect directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

   2. To consider a proposal to adopt the Kleinert's, Inc. 1996 Stock Option
Plan.

   3. To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 14, 1996 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

   The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

   You are cordially invited to attend the meeting. Whether or not you plan to be present, please promptly sign, date and mail the enclosed proxy in the enclosed return envelope which requires no postage if mailed within the United States.

                                          E. GERALD RIESENBACH,
                                          Secretary

March 22, 1996

                                KLEINERT'S, INC.

                          Meetinghouse Business Center
                            120 West Germantown Pike
                      Plymouth Meeting, Pennsylvania 19462

                                     ------

                                 PROXY STATEMENT

                                     ------

                         Annual Meeting of Shareholders
                            to be held April 18, 1996

                               GENERAL INFORMATION

   This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Kleinert's, Inc. (the "Company") for use at the Company's annual meeting of shareholders (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about March 22, 1996.

   If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of directors and "FOR" the proposal to adopt the 1996 Stock Option Plan. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                  OUTSTANDING VOTING SECURITIES, VOTING RIGHTS
                           AND PRINCIPAL SHAREHOLDERS

VOTING SECURITIES

   The holders of record of the Company's common stock at the close of business on March 14, 1996, the record date for the Meeting, will be entitled to notice of and to vote on all matters brought before the Meeting. Each shareholder will be entitled to one vote for each share of common stock held by him. Shareholders are not entitled to cumulative voting rights in the election of directors. On the record date for the Meeting, there were outstanding 3,331,431 shares of common stock of the Company, and 1,665,716 shares are necessary to constitute a quorum for the Meeting. Abstentions and broker-non-votes will be included for purposes of determining a quorum for the meeting but will not be considered as a vote in opposition of any matter on which a vote is taken at the Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information concerning the holdings of each person who was known to the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock and all shares beneficially owned by each director, each nominee for director, each executive officer and by all directors and executive officers as a group at the close of business on the record date, March 14, 1996. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

                                Name of                       Number          Percent
Title of Class              Beneficial Owner                of Shares        of Class
 --------------   ------------------------------------   ----------------    ----------
Common Stock     Jay B. Andrews                                62,500(1)        1.8%
Common Stock     Jack Brier                                 1,318,047(2)       35.6%
Common Stock     Kenneth Brier                                 71,872(3)(4)     2.1%
Common Stock     Joseph J. Connors                             46,200(5)        1.4%
Common Stock     Bernhardt Denmark                             50,000(3)        1.5%
Common Stock     William Forman                               193,000(6)        6.0%
Common Stock     Nathan Greenberg                              29,000           0.9%
Common Stock     Marvin Grossman                              126,250(7)        3.8%
Common Stock     E. Gerald Riesenbach                              --          --
Common Stock     Estate of Louis Yaeger
                 in care of The Bank of New York              270,785(8)        8.1%
Common Stock     All Directors and Executive Officers
                 as a Group (nine persons)                  1,896,869(1)-(7)   56.9%

------
(1) Represents immediately exercisable options to purchase 62,500 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").

(2) Includes 48,822 shares of common stock owned by Mr. Brier's wife as to which Mr. Brier disclaims any beneficial interest. Also includes immediately exercisable options to purchase 375,000 shares of common stock granted under a Non-Statutory Stock Option Agreement. See "Management Compensation." The address of Mr. Brier is c/o Kleinert's, Inc., 120 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462.

(3) Includes immediately exercisable options to purchase 25,000 shares of common stock granted under Non-Statutory Stock Option Agreements to each of Messrs. Kenneth Brier and Denmark.

(4) Includes 400 shares of common stock owned by Mr. Brier's wife for herself and 900 shares of common stock owned by their minor children, as to which Mr. Brier disclaims any beneficial interest.

(5) Includes immediately exercisable options to purchase 25,000 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").

(6) The address of Mr. Forman is 8302 Old York Road, B66, Elkins Park, Pennsylvania 19117.

(7) Includes immediately exercisable options to purchase 37,500 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").

(8) The address of The Bank of New York is 48 Wall Street, New York, NY
    10015.

                              ELECTION OF DIRECTORS

   Currently, the Board of Directors consists of eight members. All of the present members of the Board of Directors, other than Bernhardt Denmark, are nominees for election as directors at the Meeting. The Board has determined to continue to fix the number of directors at eight persons, but has concluded at this time not to nominate any person to fill the vacancy to be created on the Board. Election of each director requires the affirmative vote of a majority of the voting stock of the Company which is present in person or by proxy at the Meeting. As stated above, the enclosed proxy will be voted FOR the election as directors of such persons unless a contrary instruction is given.

   Management believes that all of the nominees are willing and able to serve the Company as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Directors does not have a nominating committee.

   The following is a description of the nominees for election as directors and of the executive officers of the Company.

   Jay B. Andrews, age 51, became a director in February 1988. Since July 1987 Mr. Andrews has been employed as Executive Vice President of Sales and Marketing for Kleinert's, Inc. of Alabama, the Company's wholly-owned subsidiary. Prior to his employment with the Company, Mr. Andrews was employed by Healthtex, Inc. for 16 years where he held several positions, the most recent of which was Senior Vice President and General Sales Manager.

   Jack Brier, age 70, has been Chairman of the Board and Chief Executive Officer of the Company since 1969. Mr. Brier also is Chairman and Chief Executive Officer of Scott Mills, Inc. positions he has held since the inception of that Company. (See "Certain Relationships and Related Transactions").

   Kenneth Brier, age 46, became a director in January 1985. Since December 1991, Mr. Brier has been the President and Chairman of the Board of Mountbatten, Inc., a standard Pennsylvania domiciled surety company. Mr. Brier also has been President of Hammarskjold of Jonkoping Incorporated, a real estate development corporation, since July 1985. Mr. Brier is the son of Jack Brier.

   William Forman, age 63, became a director in February 1988. Mr. Forman, has been a private investor since 1984. Mr. Forman also serves as a director of Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

   Nathan Greenberg, age 74, became a director in March 1992. Mr. Greenberg founded the accounting firm of Greenberg, Rosenblatt, Kull & Bitsoli, P.C. in Worcester and Springfield, Massachusetts, in 1958 and has been a member of that firm since its founding. Mr. Greenberg is a member of the American Institute of Certified Public Accountants and Massachusetts and Florida Societies of CPAs. He also is a director of Advanced Detectors, Inc.(See "Certain Relationships and Related Transactions").

   Marvin Grossman, age 58, became a director in December 1981. Since 1982, Mr. Grossman has served as President and a director of Kleinert's, Inc. of Alabama.

   E. Gerald Riesenbach, age 57, became a director in April 1989. Since February 1995, Mr. Riesenbach has been a partner in the law firm of Cozen and O'Connor, general counsel to the Company. Previously, and for more than five years, he had been a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen. He also is a director of Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

   Joseph J. Connors, age 39, became Executive Vice President and Assistant Secretary of the Company in December 1993. Previously, Mr. Connors was Vice President-Finance from December 1986 to November 1993, and Treasurer from January 1983 to November 1986. Mr. Connors is a director of Mountbatten Surety, Inc. and of Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

   Gerald E. Monigle, age 51, has been employed as Vice President-Finance of the Company since February, 1995. Prior to his employment with the Company, Mr. Monigle was employed by Tasty Baking Company for 15 years as Controller and Chief Accounting Officer.

COMMITTEES

   The Board of Directors maintains an Audit Committee to review findings and recommendations of the Company's independent public accountants. During fiscal year 1995, Kenneth Brier and Nathan Greenberg constituted the committee. The committee met once during fiscal year 1995.

   The Compensation Committee is empowered to review the performance of executive personnel other than the members of the committee and award appropriate bonuses. During fiscal year 1995, Messrs. Forman, Greenberg and Riesenbach served on the committee. The committee met once during fiscal year 1995.

   A Stock Option Committee recommends to the Board of Directors those executive officers to whom stock options should be granted and the number of shares of common stock to which such options should be subject. During fiscal year 1995, Messrs. Jack Brier and Riesenbach served on the committee. The committee met once during fiscal year 1995.

BOARD MEETINGS

   The Board of Directors held four meetings during the fiscal year ended December 2, 1995. One of the current directors attended less than 75% of the aggregate number of meetings held by the Board and by the committees on which such directors served.

COMPENSATION OF DIRECTORS

   Bernhardt Denmark, Nathan Greenberg, Kenneth Brier and William Forman each received $1,000 for each meeting of the Board of Directors and each committee meeting of the Board which they attended. They also receive an annual retainer of $10,000 each. No other directors received compensation in their capacity as such during fiscal year 1995; however, directors are reimbursed for travel and lodging in connection with meeting attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Jack Brier, Chairman of the Board and Chief Executive Officer of the Company, also is Chairman of the Board and Chief Executive Officer of Scott Mills, Inc. Mr. Brier also serves as a member of the Stock Option Committee of the Company.

   Joseph J. Connors, Executive Vice President of the Company, is a member of the Board of Directors and a member of the Stock Option Committee of Scott Mills, Inc. In his prior position of Vice President -- Finance of the Company, Mr. Connors oversaw the financial and accounting functions of Scott Mills when it was a division of the Company prior to the Spin-off of that division's assets to Scott Mills, Inc. (See "Certain Relationships and Related Transactions)."

   E. Gerald Riesenbach, a member of the Compensation and Stock Option Committees of the Company, is also a member of the Board of Directors of Scott Mills, Inc. and a member of the Stock Option Committee of Scott Mills, Inc. Mr. Riesenbach also serves as a partner in the law firm of Cozen and O'Connor, general counsel to the Company.

   William Forman, a member of the Company's Compensation Committee, also is a member of the Board of Directors of Scott Mills, Inc.

                             MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose salary and bonuses during fiscal year 1995 exceeded $100,000.

                                                                                           Long-Term
                                                                                          Compensation
                                                                                         --------------
                                                        Annual Compensation                 Number of
                                           -------------------------------------------     Securities        All Other
      Name and Principal          Fiscal                                 Other Annual      Underlying      Compensation
           Position                Year     Salary($)     Bonus($)     Compensation(1)     Options (#)         ($)(2)
      -------------------        --------   ---------    ---------     ---------------    -------------    -------------
Jack Brier(3)  ...............     1995      400,000       153,000               --             --            140,000
Chairman of the Board;  ......     1994      300,000       124,000(4)            --             --                 --
Chief Executive Officer  .....     1993      300,000       110,000(4)            --             --                 --
Marvin Grossman  .............     1995      300,000            --           61,381(5)          --             35,000
President of Kleinert's, Inc.      1994      298,000            --           34,353(5)          --                 --
of Alabama  ..................     1993      275,000        25,000           26,727(5)          --                 --
Jay Andrews  .................     1995      300,000        30,000               --             --                 --
Executive Vice President of  .     1994      298,000            --               --             --                 --
Kleinert's, Inc. of Alabama  .     1993      275,000        25,000               --             --                 --
Joseph J. Connors  ...........     1995      200,000        10,000               --             --              8,750
Executive Vice President  ....     1994      190,000            --               --             --                 --
                                   1993      158,333            --               --             --                 --

------
(1) Except as set forth in the above table regarding Marvin Grossman, such compensation did not exceed for any named officer the lesser of $50,000 or 10% of such officer's total annual salary and bonus for 1995.

(2) Represents annual pre-retirement death benefits and annual retirement benefits payable under the Company's Supplemental Income Plan, which for Mr. Grossman and Mr. Connors are payable under a 15-year certain and life annuity. Mr. Brier's benefit becomes payable at age 73 and is payable over 7 years. Mr. Grossman's benefit becomes vested ratably through 1995. Mr. Connors' benefit becomes vested at age 65.

(3) Mr. Brier also devotes significant time to Scott Mills, Inc. as its Chairman and Chief Executive Officer. The compensation set forth opposite Mr. Brier's name in the table above reflects compensation paid by the Company only. (See "Certain Relationships and Related Transactions").

(4) See "Employment Agreement."

(5) Includes the value of commissions paid to Mr. Grossman $26,492 in 1993 $34,143 in 1994 and $61,381 in 1995).

                       FISCAL YEAR END 1995 OPTION VALUES

   The following table sets forth certain information relating to the number and value of unexercised options at December 2, 1995. No options were granted to, and no outstanding options were exercised by, the named executive officers during fiscal year 1995.

                                Number of Securities Underlying               Value of Unexercised
                                      Unexercised Options                     In-The-Money Options
                                      at December 2, 1995                      at December 2, 1995
                                  (Exercisable/Unexercisable)            (Exercisable/Unexercisable)(1)
                            -----------------------------------------  ----------------------------------
Jack Brier  .............                  375,000/--                             $4,181,250/--
Marvin Grossman  ........                   37,500/--                                331,875/--
Jay Andrews  ............                   62,500/--                                553,125/--
Joseph J. Connors  ......                   25,000/--                                221,250/--

------
(1) Values are calculated by subtracting the exercise price from the fair market value of the common stock at December 2, 1995.

EMPLOYMENT AGREEMENT

   In November 1994, Jack Brier, Chairman of the Company's Board of Directors and Chief Executive Officer, entered into a three-year employment agreement with the Company pursuant to which Mr. Brier is paid an annual salary of $400,000. Pursuant to his current employment agreement and his prior employment agreement, Mr. Brier also is entitled to receive an incentive bonus equal to 3.1% of the Company's pre-tax income in excess of $1,901,000 (representing pre-tax income for fiscal year 1989) for any fiscal year ending during the employment term. In fiscal year 1993, Mr. Brier earned $110,000, , which was paid in fiscal year 1994. In fiscal year 1994, Mr. Brier earned $124,000 under this bonus agreement, which was paid in fiscal year 1995. In fiscal year 1995 Mr. Brier earned a bonus of $153,000, which was paid in fiscal year 1996.

PENSION PLANS

   The Company has a retirement program for substantially all of its employees, including officers and directors who are employees, subject to certain age and service requirements. The retirement program is composed of a formula, which is .8% of annual earnings for each year of service. Normal retirement is at age 65.

   Total projected annual pension benefits at age 65 for Messrs. Brier, Connors, Grossman and Andrews approximate $29,561, $40,224, $23,096, and $28,156 respectively, and estimated credited years of service for each is 13, 39, 21 and 23 years respectively.

     REPORTS OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE
                                 COMPENSATION

   The Compensation Committee of the Board of Directors (the "Compensation Committee"), composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel, develops and makes recommendations to the Board with respect to executive compensation policies and is empowered by the Board to award appropriate bonuses. The Stock Option Committee of the Board of Directors (the "Option Committee"), composed of disinterested persons (as defined under Rule 16b-3 of the Securities Exchange Act of 1934), recommends to the Board those executive officers to whom stock options should be granted and the number of shares of common stock to which such options should be subject. (The Compensation Committee and the Option Committee are sometimes together referred to herein as the "Committees").

   The Committees have access to independent compensation data and are authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

   The objectives of the Committees are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance, and to fix a portion of compensation to the outcome of corporate performance.

   The executive compensation program is generally composed of base salary, discretionary bonuses and long term incentives in the form of stock options. The compensation program also includes various benefits, including a supplemental retirement income plan, health insurance plan and a pension plan in which substantially all of the Company's employees participate.

   Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable to the Company in business, size and location. In the case of the Chief Executive Officer of the Company, base salary is fixed by an employment contract over a multi-year period. In November, 1994, the Compensation Committee recommended to the Board of Directors the terms of a new employment agreement for Jack Brier, the Company's Chief Executive Officer. Compensatory terms under the employment agreement were determined on the basis of Mr. Brier's prior employment agreement with the Company, his contributions to the Company and the base salary and other benefits granted to chief executive officers of companies within the Company's industry and within the Company's proximate geographic area.

   In other cases, base salary levels are fixed on an annual basis by the Chief Executive Officer of the Company. In each instance, base salary takes into account individual experience and performance specific to the Company. Other than for the Chief Executive Officer, whose annual bonus is fixed by contract and determined by reference to an amount by which pre-tax income for any fiscal year exceeds a predesignated threshold, the Compensation Committee is empowered, upon recommendation by the Chief Executive Officer of the Company, to recommend for full Board approval the payment of cash bonuses to other executive officers of the Company. Bonus levels typically are based on factors relating to overall corporate performance, division and/or identified product line performance and personal performance. Factors reviewed in determining corporate, divisional and product line performance are generally based on achievement of preset financial objectives, for example, by reference to sales and operating profit targets established on an annual and quarterly basis by the Board of Directors. Factors determinative of personal performance include participation and contribution in strategic and business plan objectives, organizational and management development and progress and other similar more qualitative factors. The payment of all cash bonuses, other than to the Chief Executive Officer which is determined by contract, are entirely discretionary. Mr. Brier earned a bonus for fiscal years 1993, 1994 and 1995 under the terms of his employment agreement and two other officers were granted bonuses for fiscal year 1994 which were paid during fiscal year 1995.

   The Option Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's shareholders and, therefore, periodically recommends to the Board of Directors grants of stock options to the Company's executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Option Committee believes that the grant of stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options granted by the Board of Directors, including vesting, exercisability and option term, are determined by the Board of Directors upon recommendation by the Option Committee, which recommendation is based upon relative position and responsibility of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry, geographic location and size. For information regarding recent options granted to the Company's executive officers, reference is made to the table set forth in the proxy statement under the caption "Management Compensation."

Compensation Committee:                     Stock Option Committee:
E. Gerald Riesenbach, Chairman              E. Gerald Riesenbach, Chairman
William Forman, Member                      Jack Brier, Member.
Nathan Greenberg, Member

                           STOCK PERFORMANCE GRAPH

   The graph below compares the cumulative total shareholders' return on the common stock of the Company for the last five fiscal years with the cumulative return on the S&P 500 Index, the S&P Midcap 400 Index and the S&P Textile -- Apparel Manufacturers Index over the same period (assuming the investment of $100 in the Company's common stock and such indices during the fiscal years 1990-1995):



   $360 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                 *                |
        |                                                             *    |
   $310 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
D       |                                                                  |
        |                                                                  |
O  $260 |------------------------------------------------------------------|
        |                                     *                       #    |
L       |                                                                  |
        |                                                                  |
L       |                                                                  |
        |                                                             @    |
A  $210 |------------------------------------------------------------------|
        |                                     #           #                |
R       |                                                                  |
        |                         &                                        |
S       |                         *                                        |
        |                         #                                        |
   $160 |------------------------------------------------------------------|
        |                         @           @           @                |
        |               &#                                &           &    |
        |                                     &                            |
        |                                                                  |
        |               *@                                                 |
   $110 |------------------------------------------------------------------|
        |   *@&#                                                           |
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
    $60 |----|----------|---------|-----------|-----------|-----------|----|
            1990       1991      1992        1993        1994        1995


        * = KLEINERTS INC.          @ = S&P 500             & = S&P TEXTILES
                               # = S&P MIDCAP 400

                                                                 Five Year Total Return
                                            ----------------------------------------------------------
                                            1990       1991      1992       1993       1994       1995
                                            ----       ----      ----       ----       ----       ----
                      KLEINERTS INC.   *     100        121       178        245        336        318
                             S&P 500   @     100        120       142        156        158        217
                        S&P TEXTILES   &     100        147       189        136        141        145
                      S&P MIDCAP 400   #     100        142       171        193        193        256

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's common stock (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, the Company believes that all filings required to be made by the Reporting Persons for the period December 4, 1994 through December 2, 1995 were made on a timely basis.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PLAN OF REORGANIZATION -- SPIN-OFF

   On November 27, 1993, pursuant to a certain Plan of Reorganization, the Company transferred substantially all of the assets of its Scott Mills Division, subject to certain liabilities, to Scott Mills, Inc., a Pennsylvania corporation which, at that, time was an indirect wholly-owned subsidiary of the Company.

   On March 15, 1994, the Company distributed, by dividend to its shareholders of record as of November 27, 1993, all of the issued and outstanding common stock of Scott Mills, Inc. (the "Spin-off"). The purpose of the Spin-off was to create two independent companies which would enable the Company to concentrate its resources on its core apparel business, which involves the design, manufacture, marketing and sale of infant's and children's clothing for sale to retailers under both the Company labels and private labels, and would enable Scott Mills, Inc. to concentrate its resources on the textile manufacturing business, which involves the sale of piece goods to apparel manufacturers, including the Company.

   In connection with the Spin-off, the Company contributed $1,300,000 to Scott Mills, Inc., which represented the amount which the Company anticipated was sufficient to meet Scott Mills, Inc.'s cash requirements for its 1994 fiscal year. In addition, the Company retained the accounts receivable of the Scott Mills division and agreed to pay Scott Mills, Inc.'s accounts payable at November 27, 1993.

LOAN AND FINANCING TRANSACTION

   In December 1994, Scott Mills, Inc. obtained a $500,000 subordinated three year loan from the Company which bears interest at 8.5% per annum and is scheduled for repayment in full at the end of its term; interest is paid annually. Also in December of 1994, Messrs. Greenberg and Riesenbach, together with certain other persons affiliated with the Company, advanced loans to Scott Mills, Inc. in the aggregate amount of $500,000. These loans were evidenced by subordinated five year term notes bearing interest at 8.5% per annum. Mr. Greenberg loaned $50,000 of such amount and Mr. Riesenbach loaned $10,000 of such amount. The notes are convertible into shares of common stock of Scott Mills, Inc. at a price of $.50 per share.

COMMON OFFICERS, DIRECTORS AND SHAREHOLDERS

   Certain of the current directors of the Company and its Chairman (Mr. Jack Brier) also serve as officers, directors or employees of Scott Mills, Inc. and receive compensation from Scott Mills, Inc. for such services. Accordingly, conflicts of interest may arise with respect to future corporate opportunities and other matters in light of their relationship with Scott Mills, Inc. and the Company. Mr. Brier is also the beneficial owner of approximately 10% of the outstanding voting stock of Scott Mills, Inc.

PERFORMANCE OF MANAGEMENT SERVICES

   During fiscal year 1995, the Company provided certain third party services to Scott Mills, Inc., including data processing and business management services. The Company also processes accounts payable checks and disburses funds on behalf of Scott Mills. As a consequence, the balance due to Kleinert's, Inc. fluctuates based upon the timing of Scott Mills' repayment to the Company for disbursements made on its behalf. The net receivable due the Company at December 2, 1995 was $1,561,000, and consisted primarily of the unreimbursed balance of disbursements made by the Company on behalf of Scott Mills, Inc. The Company also charged Scott Mills management and service fees of $86,000 for fiscal year 1995.

   On December 1, 1995, the Company executed a working capital agreement with Scott Mills, Inc. confirming Scott Mills, Inc.'s obligations to the Company as described above, and Scott Mills, Inc. granted the Company a first lien and security interest in substantially all of Scott Mills, Inc.'s assets to secure its obligation to repay to the Company the amounts due.

OFFICE LEASE

   Scott Mills, Inc. subleases office space in Plymouth Meeting, Pennsylvania for an annual rental of $14,400. Scott Mills, Inc. uses such space as its executive office.

CUSTOMER AND SUPPLIER RELATIONSHIP

   The Company was Scott Mills, Inc.'s largest customer during fiscal year 1995 and individually accounted for 46% of Scott Mills, Inc.'s consolidated net sales. The Company expects to continue to purchase piece goods from Scott Mills, Inc. in fiscal year 1996, although there can be no assurance that the Company will continue to purchase from Scott Mills, Inc. the same amount of piece goods that it has purchased in the past.

   The Company has an agreement with Precision Textile Company, Inc. ("Precision Textile"), a Florida corporation, pursuant to which Precision Textile performs contract sewing on behalf of Kleinert's, Inc. of Alabama, the Company's wholly-owned subsidiary. Payments to Precision Textile by the Company's subsidiary accounted for more than five percent (5%) of the total sales of Precision Textile in fiscal year 1995. The shareholders of Precision Textile are Curt Forman, the son of William Forman and Doron Matzkin, the son-in-law of Jack Brier, respectively.

   Pursuant to an exclusive licensing arrangement between the Company and Hygienics Industries, Inc., ("Hygienics"), the Company's adult incontinence products are distributed through Hygienics. Hygienics is a Pennsylvania corporation, the sole stockholder of which is Michael Brier, the son of Jack Brier. Payments to Hygienics under the license agreement accounted for more than five percent (5%) of the total sales of Hygienics during the fiscal year ended December 2, 1995.

   In general, the Company believes that the terms of the transactions described in this section are at least as favorable as those that might have been obtained from unaffiliated third parties.

                PROPOSAL -- ADOPTION OF 1996 STOCK OPTION PLAN

   The Company's 1996 Stock Option Plan (the "Plan") was approved by the Company's Board of Directors and, pursuant to the Plan, options to purchase an aggregate of 500,000 Shares may be granted to management and key employees, officers and directors of the Company, including non-employee directors of the Company who are granted options under a "formula" (the "Formula Options") which provides for automatic, non-discretionary grants designed to permit the Plan to comply with certain exemptions from the "short-swing profits" liability provisions of the Securities Exchange Act of 1934, as amended.

   The Board of Directors believes that the availability of a non-cash compensation benefit in the form of stock options enables the Company to compete in the marketplace for qualified personnel without having to deplete its cash resources. Additionally, stock options create an incentive for such personnel to remain in the employ of or to continue to provide services to the Company and devote themselves to the Company's success by providing them with an opportunity to acquire or increase their pecuniary interest in the Company through equity ownership. The Board believes that the adoption of the Plan will provide the Company with the ability to retain and attract qualified personnel, a significant factor in contributing to the Company's anticipated growth.

   The key provisions of the Plan are as follows:

   1. Number of Shares. The aggregate maximum number of Shares for which options may be granted under the Plan is 500,000 Shares. The maximum number of Shares is subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments.

   2. Eligibility. All management and key employees, including officers of the Company, are eligible to receive options under the Plan. Eligibility is determined by the Option Committee. Additionally, non-employee directors receive Formula Options on a non-discretionary basis as described above.

   3. Option Grants. The maximum number of Shares which may be subject to any one option granted under the Plan to an optionee for any year is 200,000 Shares. In addition, limitations are imposed under the Internal Revenue Code of 1986, as amended (the "Code") with respect to incentive stock options granted under the Plan. With respect to Formula Options, each non-employee director is granted an option to purchase 25,000 Shares upon approval of the Plan by the Shareholders or upon his election to the Board. Ten thousand (10,000) Shares of each Formula Option are exercisable immediately on the grant date and 5,000 Shares become exercisable on each of the three successive anniversaries of the grant date.

   4. Administration. The Plan is administered by a committee composed of two or more non-employee directors (the "Committee"), which has authority to determine the optionees, the number of Shares subject to the options, the option price and other terms and conditions with respect to options granted under the Plan other than Formula Options granted to non-employee directors and subject to applicable legal requirements pertaining to incentive stock options imposed under the Code.

   5. Term of Plan. The Plan provides that no option may be granted more than 10 years after the adoption of the Plan.

   6. Option Price. The option price per Share for a non-qualified stock option is determined by the Committee in its discretion but may not be less than the fair market value per Share at the time of the grant. The option price for an incentive stock option must at least be equal to 100% of the fair market value of the Shares at the time of grant; provided, however, that the option price with respect to an incentive stock option granted to a stockholder owning ten percent or more of the Common Stock of the Company may not be less than 110% of the fair market value of the Shares on the date of grant. On March 14, 1996, the closing bid and asked prices for the Common Stock were $16 and $17 3/4, respectively.

   7. Term of Options. Options granted under the Plan terminate on the earlier to occur of (a) the option expiration date specified in the option document, which may not exceed ten years from the date of grant, or five years from the date of grant with respect to an incentive stock option granted to a stockholder owning ten percent or more of the Common Stock of the Company; (b) the expiration of three months from the date the optionee's employment or service with the Company terminates for any reason other than disability or death; (c) the expiration of one year from the date the optionee's employment or service with the Company terminates due to disability or death; (d) the date upon which a determination is made by the Committee that the optionee has breached his employment or service contract with the Company or has been engaged in any type of disloyalty to the Company, including fraud, embezzlement, theft, commission of a felony and other similar acts; and (e) the date fixed by the Board as an accelerated expiration date in the event of a liquidation or dissolution of the Company or a Change in Control, as defined in the Plan.

   8. Payment. An optionee may pay for option Shares in cash, in Shares or in a combination of cash and Shares.

   9. Option Contract. Each grant is set forth in a separate agreement with the optionee and indicates whether the option is a non-qualified or incentive option, and the terms and conditions of the option. No option may be transferred under the Plan except by will or by the laws of descent and distribution.

   10. Provisions Relating to a "Change in Control." In the event of a "Change in Control," the Committee may take whatever action with respect to outstanding options it deems necessary or desirable, including accelerating the expiration date of the options. In addition, options held by employees and by members of the Board of Directors will become immediately exercisable in full on a "Change in Control." A "Change in Control" will occur under the Plan upon requisite stockholder approval (or the Board of Directors, if such approval is not required) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a "Change of Control" will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or the Board of Directors, if such approval is not required) of the Merger or consolidation of the Company with or into such other constituent corporation.

In addition, a Change of Control will occur if certain entities, persons or groups specified in the Plan have become beneficial owners of or have obtained voting control over more than 50% of the Company's outstanding Shares, or on the first date upon which a majority of the Board consists of persons who have been members of the Board for less than two years, unless the nomination of each new director who was not a director at the beginning of such period was approved by a vote of two-thirds of the directors then still in office who were directors at the beginning of the period.

   11. Amendment of the Option Contract and the Plan. Generally, the Committee has the right to amend an option document, subject to the optionee's consent if such amendment is not favorable to the Optionee. The Board may amend the Plan from time to time as it deems advisable; provided, however, that no amendment may be made which would change the class of individuals eligible to receive an incentive stock option or increase the number of Shares as to which options may be granted without obtaining stockholder approval of such amendment within twelve months from the date of such amendment. In addition, except in limited circumstances, amendments to the provisions of the Plan pertaining to Formula Options granted to non-employee directors may not be made more than once every six months.

   12. Federal Income Tax Consequences. The following discussion is intended to briefly summarize the general principles of Federal income tax law applicable to options granted under the Plan. A recipient of an incentive stock option ("ISO") will not recognize taxable income, for regular tax purposes, upon either the grant or the exercise of ISO. The holder will recognize long-term capital gain or loss on a disposition of the Shares acquired upon exercise of the ISO, provided the option holder does not dispose of the Shares within two years from the date the ISO was granted or within one year after the Shares were transferred to the option holder. Currently for regular Federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of the ISO.

   As a general rule, if the option holder disposes of the Shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the Shares on the date of exercise or the amount received for the Shares in the disqualifying disposition, and (b) the adjusted basis of the Shares, and the Company will be entitled to deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the Shares prior to the disposition.

   The amount by which the fair market value of the Shares at the time of exercise exceeds the option price will be included in the computation of such holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. If the option holder pays the alternative minimum tax with respect to the exercise of the ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the Shares for purposes of the alternative minimum tax will be adjusted when income is included in the alternative minimum taxable income.

   A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will, in general, recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the Shares received at the time of exercise over the exercise price for the option shares, and the Company will be allowed a deduction in that amount. Upon the disposition of the Shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the Shares were held prior to the disposition, equal to the difference between the amount realized on the disposition and the option holder's basis in the Shares (which basis ordinarily is the fair market value of the Shares on the date the option was exercised).

   Adoption of the Plan requires the affirmative vote of a majority of the shares voting in person or by proxy at the Annual Meeting. All of the directors of the Company have indicated their intent to vote for the proposal. The Board recommends that stockholders vote FOR the proposal.

                        PROPOSALS OF SECURITY HOLDERS

   All proposals of any holder of the Company's voting securities which the holder desires be presented at the next annual meeting of shareholders and be included in the proxy statement and form of proxy prepared for that meeting, must be received by the Company no later than November 22, 1996.

                RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

   The Company engaged the accounting firm of Ernst & Young LLP as its principal accountants to audit the Company's financial statements for the fiscal year ended December 2, 1995. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if he desires to do so and to answer appropriate questions.

                           SOLICITATION OF PROXIES

   The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

                          ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, AT THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO GERALD E. MONIGLE, VICE PRESIDENT-FINANCE, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

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                               KLEINERT'S, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 18, 1996 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby constitutes and appoints Jack Brier and Joseph J. Connors, or either one of them, as proxies, with full power of substitution, to vote all shares of stock of Kleinert's, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Company to be held at The Locust Club of Philadelphia, 1614 Locust Street, Philadelphia, Pennsylvania, at 10:00 a.m. on April 18, 1996, or at any adjournments or postponements thereof:

(1) ELECTION OF DIRECTORS
FOR all nominees listed below
(except as marked to the contrary          WITHHOLD AUTHORITY
below) / /                                 to vote for all nominees below / /

J. Andrews, J. Brier, K. Brier, W. Forman, N. Greenberg, M. Grossman,
E. G. Riesenbach (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list.)

(2) To adopt the 1996 Stock Option Plan

                           FOR / /          AGAINST / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND TO USE THEIR DISCRETION TO VOTE ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.
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THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND
PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

                                        Dated:     , 1996

                                        ---------------------------------------
                                        Signature of Shareholder

                                        Note: When signing as attorney-in-fact,
                                        executor, administrator, trustee or
                                        guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.

 Please Date, Sign and Return Promptly in the Enclosed Postage Paid Envelope
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